EXHIBIT 23.3

MORRISON, BROWN, ARGIZ & FARRA, LLP
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated April 20, 2006, accompanying the consolidated financial statements of Alan James Group, Inc. and Related Companies as of December 31, 2005 and 2004, included in the Current Report of Interleukin Genetics, Inc. on Amendment No. 1 to Form 8-K dated August 17, 2006. We hereby consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of said report in the registration statement on Amendment No. 1 to Form S-3 (No. 333-138862), and related Prospectus of Interleukin Genetics, Inc. for the registration of 2,533,234 shares of its common stock of Interleukin Genetics, Inc.

/s/ MORRISON, BROWN, ARGIZ & FARRA, LLP

Miami, Florida
December 1, 2006